                                                          INNOVATIVE GAMING
                                                          SCOTT SHACKELTON
                                                          (702) 823-3000

FOR IMMEDIATE RELEASE-
MONDAY, APRIL 14, 1997


               INNOVATIVE GAMING ANNOUNCES PAUL BIBLE AS A NEW
               DIRECTOR AND COMPLETION OF A $4.0 MILLION PRIVATE PLACEMENT


RENO, NEVADA, APRIL 14, 1997 - INNOVATIVE GAMING CORPORATION OF AMERICA (NASDAQ: IGCA) announced that Paul A. Bible, former chairman of the Nevada Gaming Commission, has joined the IGCA Board of Directors, replacing Stanley M. Taube. Bible is president of the law firm Bible, Haney, Hoy, Trachok, Wadhams & Woloson. "I have known and worked with Paul for a number of years and couldn't be more pleased to have someone with such an outstanding reputation in our industry assisting us in the strategic planning and positioning of our Company for continuing growth," stated Edward Stevenson, President and CEO.

The Company also announced that it has raised $4.0 million through a private placement of convertible preferred stock, convertible into shares of the Company's Common Stock. The Preferred Stock, which pays an annual dividend of 4%, is convertible into Common Stock at a price equal to 82% of the closing price of the Company's Common Stock at the time of conversion provided that the maximum conversion price may not exceed $8.1725. Following registration of the Common Stock, the Preferred Shares are convertible into Common Stock in 25% increments beginning 90 days after issuance. Preferred Stock not converted eleven months from the effectiveness of the registration statement automatically converted.

"This financing will be primarily used for part and component purchases as we increase our production to meet the anticipated machine demand, particularly for the Nevada and Australia markets. Additionally we will be investing in development of our new P.C. based platform for future games," stated Mr. Stevenson.

IGCA's three multi-player video games were recently approved in Nevada. In Australia, pursuant to an exclusive five year distribution agreement with Aristocrat Leisure Industries, a minimum of 100 games will be purchased each year once the Company's Blackjack and Roulette games are approved in New South Wales, Australia. The approval of these games is anticipated in mid-year 1997. The Company has filed a Form 8-K with the SEC describing the terms of the Preferred Stock.

Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary Innovative Gaming, Inc., develops, manufactures and distributes innovative gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors.

The Convertible Preferred Stock, and the shares of Common Stock issued upon conversion of such Convertible Preferred Stock, have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration under or exemption from registration under the Securities Act of 1933.

       --------------------------------------------------------------

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, acceptance of new gaming products, and subjective regulatory technical game approvals as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.